Exhibit 99.1

Clubhouse Media Group, Inc. Announces Separation from Agency to Focus Resources on HoneyDrip.com

LOS ANGELES, December 21, 2023 /PRNewswire/ — Clubhouse Media Group, Inc. (OTCMKTS: CMGR) (“CMGR”), a social media firm, today announced that it has terminated its joint venture agreement with The Reiman Agency so that the company can dedicate its time and resources to the development and continued growth of HoneyDrip.com. Honeydrip.com is a digital platform designed and wholly owned by CMGR with a focus on the empowerment of creators. The site allows creators to connect and engage with fans and monetize exclusive content.

“After careful consideration we’ve decided to move away from the transactional (in nature) agency business and instead focus our efforts and financial resources on our scalable platform, HoneyDrip.com” said Amir Ben-Yohanan, CEO of CMGR. “I’m optimistic that as the site continues to grow, it has the ability to generate greater revenue for the company for the long term.”

Visit us at www.clubhousemediagroup.com

Creators can apply to join at HoneyDrip.com

About Clubhouse Media Group, Inc.

CMGR offers management, production, and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by CMGR and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause CMGR’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for CMGR’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Contact:

Clubhouse Media Group, Inc.

media@clubhousemediagroup.com